Exhibit 99.9

ABILITY INC.

November 22, 2018

Ability Inc.

Telephone:	+972-3-6879777
Attention:	Avi Levin, CFO
E-mail:	avi@ability.co.il

Re:	Ability Inc. - Lock-Up Agreement

Dear Madam/Sir:

This Lock-Up Agreement is being delivered to you in connection with the Securities Purchase Agreement (the “Purchase Agreement”), dated as of November 22, 2018 by and among Ability Inc. (the “Company”) and the investors party thereto (collectively, the “Purchasers”), with respect to the issuance of (i) ordinary shares of the Company, par value $0.001 per share (the “Ordinary Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) which Pre-Funded Warrants will be exercisable to purchase Ordinary Shares at a nominal exercise price per Ordinary Share of $0.01 and (ii) other warrants (the “Ordinary Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) which Ordinary Warrants will be exercisable to purchase Ordinary Shares. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

In order to induce the Purchasers to enter into the Purchase Agreement, the undersigned agrees that, commencing on the date hereof and ending on 90 days following the date of the Purchase Agreement (the “Lock-Up Period”), the undersigned will not, and will cause all affiliates (as defined in Rule 144 promulgated under the 1933 Act) of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned not to, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any Ordinary Shares or Ordinary Share Equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any Ordinary Shares or Ordinary Share Equivalents owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned’s Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Ordinary Shares or Ordinary Share Equivalents or (iv) publicly disclose the intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned, and any affiliate of the undersigned and any person in privity with the undersigned or any affiliate of the undersigned, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, (iii) by will or intestate succession upon the death of the undersigned, (iv) as a bona fide gift to a charity or educational institution, (v) if the undersigned is a corporation, partnership, limited liability company or other business entity, any transfers to any shareholder, partner or member of, or owner of a similar equity interest in, the undersigned, as the case may be, provided that such party agrees to be bound in writing by the restrictions set forth herein , (vi) transfers to the Company in connection with, and to the extent necessary to fund, the payment of taxes due with respect to the vesting of restricted stock, restricted stock units, performance stock units, equity appreciation rights or similar rights to purchase Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (vii) transfers of the Undersigned’s Shares by operation of law or pursuant to an order of a court or regulatory agency. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent (the “Transfer Agent”) and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In addition, notwithstanding the foregoing, this lock-up letter agreement shall not restrict the delivery of Ordinary Shares to the undersigned upon (i) the exercise of stock options pursuant to the Company’s existing equity incentive plans or (ii) the exercise of warrants existing as of the date hereof; provided that such Ordinary Shares delivered to the undersigned in connection with such exercise are subject to the restrictions set forth in this Lock-Up Agreement during the Lock-Up Period.

Furthermore, the undersigned may enter into any new plan established in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934; provided that (i) such plan may only be established if no public announcement or filing with the Securities and Exchange Commission, or other applicable regulatory authority, is made in connection with the establishment of such plan during the Lock-up Period and (ii) no sale of Ordinary Shares are made pursuant to such plan during the Lock-up Period.

In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the Transfer Agent from effecting any actions in violation of this Lock-Up Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to each Purchaser to complete the transactions contemplated by the Purchase Agreement and that the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Lock-Up Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Purchase Agreement.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Lock-Up Agreement shall not be amended without the prior written consent of the Purchasers and H.C. Wainwright & Co., LLC.

This letter agreement shall automatically terminate if (i) the Purchase Agreement is not executed prior to November 30, 2018 or (ii) the Purchase Agreement is terminated, and upon such termination hereof, the undersigned shall be released from all obligations under this letter agreement.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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Very truly yours,

Anatoly Hurgin
Exact Name

/s/ Anatoly Hurgin
Authorized Signature

CEO
Title

Agreed to and Acknowledged:

ABILITY INC.

By:	/s/ Avi Levin
	Name:	Avi Levin
	Title:	CFO

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